Exhibit 99.1

WK Kellogg Co
Financial News Release

Analyst Contact:
Karen Duke (269) 401-3164
Matt Harrison (269) 401-3326

Media Contact:
Stacy Flathau (269) 401-3002

WK Kellogg Co Announces Second Quarter Financial Results and Next Steps of Supply Chain Modernization Plan

BATTLE CREEK, Mich. - August 6, 2024 - WK Kellogg Co (NYSE: KLG), a leading manufacturer, marketer, and distributor of branded ready-to-eat cereal in the U.S., Canada, and Caribbean, today reported financial results for its second quarter ended June 29, 2024. The company also shared an update on its strategic priority to modernize its supply chain.

Second Quarter Financial Highlights:

•Second quarter reported net sales declined 3.9% year-over-year and adjusted net sales declined 2.7% year-over-year when compared to standalone adjusted net sales.
•Reported net income margin for the second quarter was 4.7% and adjusted EBITDA margin was 11.6%.
•Company reaffirms 2024 adjusted net sales and adjusted EBITDA guidance and now expects adjusted net sales to be at the lower end of the guidance range.

Supply Chain Modernization Highlights:

•Company announces additional details of its strategic priority to modernize its supply chain, including planned capital investments focused on enhancing supply chain effectiveness and efficiency, production shifts from the oldest plants to other facilities, and consolidation of its manufacturing network.
•Company confirms its plans to spend approximately $450 to $500 million on supply chain modernization efforts which includes capital expenditures of up to $390 million and one-time cash restructuring and non-restructuring costs of approximately $110 million.

“Our second quarter results are in line with expectations, and we are on track to achieve our full-year financial guidance despite a difficult business environment,” said Gary Pilnick, Chairman and Chief Executive Officer. “Today’s announcement regarding modernizing our supply chain marks a significant step forward in executing our strategy and enhancing WK Kellogg Co’s long-term strength and resilience. These actions will help transform our supply chain and will allow us to enhance our production across a more reliable, agile, and cost-effective manufacturing network, supporting top line delivery and driving margin expansion.”

Financial Summary:	Quarter ended			Year-to-date period ended
(millions)	June 29, 2024	July 1, 2023	% Change	June 29, 2024	July 1, 2023	% Change
Reported net sales	$672	$700	(3.9)%	$1,379	$1,420	(2.9)%
Adjusted net sales*	$672	$700	(3.9)%	$1,379	$1,420	(2.9)%
Standalone adjusted net sales*	$672	$691	(2.7)%	$1,379	$1,403	(1.7)%

Reported net income (loss)	$31	$27	14.8%	$64	$53	20.8%
EBITDA*	$70	$50	40.0%	$142	$101	40.6%
Adjusted EBITDA*	$78	$89	(12.4)%	$153	$157	(2.5)%
Standalone adjusted EBITDA*	$78	$88	(11.4)%	$153	$151	1.3%
Reported net income margin	4.7%	3.9%	0.8%	4.6%	3.7%	0.9%
Adjusted EBITDA margin*	11.6%	12.7%	(1.1)%	11.1%	11.1%	—%
Standalone adjusted EBITDA margin*	11.6%	12.7%	(1.1)%	11.1%	10.8%	0.3%
*Adjusted net sales, Standalone adjusted net sales, EBITDA, Adjusted EBITDA, Standalone adjusted EBITDA, Adjusted EBITDA margin and Standalone adjusted EBITDA margin are non-GAAP financial measures. See the "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures, including a definition of each non-GAAP financial measure and reconciliations of each non-GAAP financial measure to the most directly comparable financial measure determined in accordance with U.S. generally accepted accounting principles (“GAAP”). Standalone measures apply to periods prior to the Company’s spin-off from Kellanova on October 2, 2023. Growth rates are calculated using the respective standalone measure as the base year comparable measures.

Second Quarter and Year-to-Date 2024 Business Performance

Second quarter reported net sales were $672 million, a 3.9% decline year-over-year. Second quarter adjusted net sales declined 2.7% year-over-year when compared to standalone adjusted net sales. In the second quarter, price/mix increased 2.1% and volume was down 4.8%. These declines reflect lower volume as a result of a difficult business environment.

Year-to-date second quarter 2024 reported net sales were $1,379 million, a 2.9% decline year-over-year. Year-to-date second quarter 2024 adjusted net sales declined 1.7% year-over-year when compared to standalone adjusted net sales. These declines reflect lower volume as a result of a difficult business environment.

Second quarter reported net income was $31 million, a 14.8% increase year-over-year. Second quarter adjusted EBITDA was $78 million, a 11.4% decline year-over-year when compared to standalone adjusted EBITDA. The decline in adjusted EBITDA reflects the lapping of a $16 million one-time insurance proceeds in the prior year period, which was partially offset by increasing levels of operational effectiveness.

Year-to-date second quarter reported net income was $64 million, a 20.8% increase year-over-year. Year-to-date second quarter adjusted EBITDA was $153 million, a 1.3% increase year-over-year when compared to standalone adjusted EBITDA. These increases reflect improved productivity and reduced waste in our supply chain operations.

Next Steps of Supply Chain Modernization Plan

WK Kellogg Co unveiled its strategy and three-year financial targets at its Investor Day in August 2023, which included expected adjusted EBITDA margin expansion of approximately 500bps, resulting in expected adjusted EBITDA margin growth from approximately 9% to approximately 14% exiting 2026. The centerpiece of the margin improvement strategy is the plan to modernize the supply chain, which includes a cash outlay of $450 - $500 million including capital investment in new technology and infrastructure, as well costs related to network consolidation.

Today, consistent with that strategy, the company announced that it plans to make capital investments of up to $390 million and expects to incur one-time cash restructuring and non-restructuring costs of approximately $110 million. The company expects to exit 2026 at an approximately 14% adjusted EBITDA margin.

Impacted Locations

The company plans to invest in new infrastructure, equipment, technology, and capabilities at its Battle Creek, Michigan; Belleville, Ontario; and Lancaster, Pennsylvania plants, and plans to increase production at these locations.

The company also plans to consolidate its manufacturing footprint by closing its Omaha, Nebraska plant, with a phased reduction in production beginning in late 2025 and full closure toward the end of 2026. The company also plans to scale back production in its Memphis, Tennessee facility commencing late 2025, resulting in a more focused, streamlined facility. These actions would reduce headcount by approximately 550 people, including estimated headcount additions at the plants where production would increase.

“Actions that impact our people and the communities where we operate are challenging and are made with thoughtful consideration,” said Pilnick. “We recognize and appreciate the tremendous contributions of our WK teams in Omaha and Memphis, and we are committed to providing them support throughout this transition.”

WK Kellogg Co Full-Year 2024 Financial Outlook
WK Kellogg Co is reaffirming the 2024 financial guidance provided on its fourth quarter 2023 earnings call and now expects 2024 adjusted net sales to be at the lower end of the guidance range.

•2024 Adjusted Net Sales growth is projected to be (1.0)% to 1.0%

•2024 Adjusted EBITDA growth is projected to be 3.0% to 5.0%
2024 results are presented on an adjusted basis and compared to its 2023 standalone adjusted results.

The aforementioned forward-looking non-GAAP financial measures include estimates of certain items as discussed below, from which actual future results may vary. The table below outlines the projected impact of certain other items that are excluded from forward-looking non-GAAP adjusted EBITDA guidance for 2024:

Impact of certain items excluded from Non-GAAP adjusted EBITDA guidance:
(millions)
Full Year 2024
Interest expense	$35 - $40
Depreciation and amortization expense	$75 - $85
Estimated return on pension assets	$45 - $50
Separation costs	$30 - $35
Business and portfolio realignment	$45 - $50
Business and portfolio realignment - Depreciation expense	$35 - $40
Adjusted EBITDA	$265 - $270

The Company has not provided reconciliations of the forward-looking non-GAAP financial measures included in this press release to the most directly comparable forward-looking GAAP financial measure as it is unable to predict with reasonable certainty and without unreasonable effort certain adjustment items including mark-to-market impacts on certain commodity and foreign currency contracts, pension mark-to-market impacts and income tax expense. The timing and amounts of these adjustment items are uncertain and could have a substantial impact on the respective GAAP financial measure. The Company is providing quantification of certain known adjustment items where available.

Conference Call / Webcast
WK Kellogg Co will host a conference call to discuss its second quarter 2024 results and 2024 outlook on Tuesday, August 6, 2024, at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be webcast live over the Internet at http://investor.wkkellogg.com. Information regarding the rebroadcast is available at http://investor.wkkellogg.com.
About WK Kellogg Co

At WK Kellogg Co, we bring our best to everyone, every day through our trusted foods and brands. Our journey began in 1894, when our founder W.K. Kellogg reimagined the future of food with the creation of Corn Flakes, changing breakfast forever. Our iconic brand portfolio includes Kellogg’s Frosted Flakes®, Rice Krispies®, Froot Loops®, Kashi®, Special K®, Kellogg’s Raisin Bran®, and Bear Naked®. With a presence in the majority of households across North America, our brands play a key role in enhancing the lives of millions of consumers every day, promoting a strong sense of physical, emotional and societal wellbeing. Our beloved brand characters, including Tony the Tiger® and Toucan Sam®, represent our deep connections with the consumers and communities we serve. Through our sustainable business strategy – Feeding HappinessTM – we aim to build healthier and happier futures for families, kids and communities. We are making a positive impact, while creating foods that bring joy and nourishment to consumers. For more information about WK Kellogg Co and Feeding Happiness, visit www.wkkellogg.com.

Non-GAAP Financial Measures

The non-GAAP financial measures in this press release are supplemental measures of WK Kellogg Co performance. These non-GAAP financial measures that WK Kellogg Co provides to management and investors exclude certain items that the Company does not consider part of on-going operations. Our management team utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of the business, and for resource allocation decisions, including incentive compensation. As a result, WK Kellogg Co believes the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by the management team and improves investors’ understanding of WK Kellogg Co’s underlying operating performance, which is useful in the analysis of ongoing operating trends. All historical non-GAAP financial measures have been reconciled from the most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measures. Standalone metrics apply to periods prior to the spin-off on October 2, 2023.

As non-GAAP financial measures are not standardized, they may not be comparable to financial measures used by other companies or to non-GAAP financial measures having the same or similar names. In order to compensate for such limitations of non-GAAP measures, readers should review the reconciliations and should not consider these measures in isolation from, or as alternatives to, the comparable financial measures determined in accordance with GAAP.

•Adjusted net sales: WK Kellogg Co adjusts the GAAP financial measure to exclude the impact of acquisitions, divestitures and 53rd week transactions. We exclude the items which we believe may obscure trends in our underlying net sales performance. Management uses this non-GAAP measure to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results.

•Standalone adjusted net sales: WK Kellogg Co adjusts the GAAP financial measure to exclude the impact of prior year (pre-spin) intercompany sales arrangements with Kellanova that ceased upon the spin-off. Management believes that this non-GAAP financial measure provides investors a clearer basis to assess results over time by providing transparency to factors relevant to the pre-spin-off period that are helpful in assessing baseline comparable information. Standalone metrics apply to periods prior to spin-off on October 2, 2023. Adjusted net sales growth rates are calculated using standalone adjusted net sales as the base year comparable metric.

•Adjusted gross profit and adjusted gross margin: WK Kellogg Co adjusts the GAAP financial measures to exclude the effect of business and portfolio realignment costs, separation costs related to the spin-off from Kellanova and mark-to-market impacts from commodity and foreign currency contracts. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives.

•Standalone adjusted gross profit and standalone adjusted gross margin: WK Kellogg Co adjusts the GAAP financial measures to exclude the effect of business and portfolio realignment costs, separation costs related to the spin-off from Kellanova and mark-to-market impacts from commodity and foreign currency contracts resulting in adjusted. Additionally, the Company excludes the impact of prior year (pre-spin) intercompany sales and royalty arrangements with Kellanova that ceased upon the spin-off. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented and believes that these measures provide investors a clearer basis to assess results over time by providing transparency to factors relevant to the pre-spin-off period that are helpful in assessing baseline comparable information. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives. Standalone metrics apply to periods prior to spin-off on October 2, 2023. Adjusted gross profit and adjusted gross margin are calculated using standalone adjusted gross profit and gross margin as the base year comparable metric.

•Adjusted EBITDA: WK Kellogg Co adjusts the GAAP financial measure to exclude interest expense, income tax expense (benefit), depreciation and amortization expense, mark-to-market impacts from commodity and foreign currency contracts, other income (expense),net, separation costs related to the spin-off from Kellanova and business and portfolio realignment costs. Management believes that this non-GAAP financial measure provides helpful information in understanding baseline historical information in the pre-spin prior periods and provides investors an additional basis to assess over time. Adjusted EBITDA growth rates are calculated using standalone adjusted EBITDA as the base year comparable metric.

•Standalone adjusted EBITDA: WK Kellogg Co adjusts the GAAP financial measure to exclude interest expense, income tax expense (benefit), depreciation and amortization expense, mark-to-market impacts from commodity and foreign currency contracts, other income/expenses, separation costs related to the spin-off from Kellanova and business and portfolio realignment costs. Additionally, the Company excludes the impact of prior year (pre-spin) intercompany sales and royalty arrangements with Kellanova that ceased upon the spin-off and for the impact of estimated incremental recurring costs to operate as a standalone company, net of estimated incremental depreciation. Management believes that this non-GAAP financial measure provides helpful information in understanding baseline historical information in the pre-spin-off period and provides investors an additional basis to assess results over time. Standalone metrics apply to periods prior to spin-off on October 2, 2023. Adjusted EBITDA growth rates are calculated using standalone adjusted EBITDA as the base year comparable metric.

•Adjusted EBITDA margin: Defined as adjusted EBITDA divided by adjusted net sales. Management believes that this non-GAAP measure provides helpful information in understanding baseline historical information in the pre-spin-off periods. Adjusted EBITDA margin growth rates are calculated using standalone adjusted EBITDA as the base year comparable metric.

•Standalone adjusted EBITDA margin: Defined as standalone adjusted EBITDA divided by standalone adjusted net sales. Management believes that this non-GAAP measure provides helpful information in understanding baseline historical information in the pre-spin-off periods. Note: Standalone metrics apply to periods prior to Spin-Off on October 2, 2023. Adjusted EBITDA margin growth rates are calculated using standalone adjusted EBITDA as the base year comparable metric.

•Net debt: Defined as the sum of long-term debt, current maturities of long-term debt and notes payable, less cash and cash equivalents, and marketable securities. Cash and cash equivalents, and marketable securities are subtracted from the GAAP measure, total debt liabilities, because they could be used to reduce the Company’s debt obligations. Management uses this non-GAAP measure to evaluate changes to the Company's capital structure and credit quality assessment.
•Free cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. Management uses this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.

Forward-Looking Statements

This press release contains a number of forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include predictions of future results or activities and may contain the words “expect,” “believe,” “will,” “can,” “anticipate,” “estimate,” “project,” “should,” "would," or words or phrases of similar meaning. You are cautioned not to rely on these forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, a decline in demand for ready-to-eat cereals; supply chain disruptions and increases in costs and/or shortages of raw materials, labor, fuels and utilities as a result of geopolitical, economic and market conditions; consumers’ perception of our brands or company; business disruptions; our ability to drive our growth targets to increase revenue and profit; our failure to achieve our targeted cost savings and efficiencies from cost reduction initiatives; strategic acquisitions, alliances, divestitures or joint ventures or organic growth opportunities we may pursue in the future; material disruptions at one of our facilities; our ability to attract, develop and retain the highly skilled people we need to support our business; a shortage of labor, our failure to successfully negotiate collectively bargained agreements, or other general inflationary pressures or changes in applicable laws and regulations that could increase labor costs; an increase in our post-retirement benefit-related costs and funding requirements caused by, among other things, volatility in the financial markets, changes in interest rates and actuarial assumptions; our inability to obtain sufficient capital to grow our business and to increase our revenues; an impairment of the carrying value of goodwill or other acquired intangibles; increases in the price of raw materials, including agricultural commodities, packaging, fuel and labor; increases in transportation costs and reduced availability of, or increases in, the price of oil or other fuels; competition, including with respect to retail and shelf space; the changing retail environment and the growing presence of alternative retail channels; the successful development of new products and processes; adverse changes in the global climate or extreme weather conditions; and other risk factors as detailed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including its Registration Statement on Form 10, Quarterly Reports on Form 10-Q, Annual Report on Form 10-K, Current Reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exhaustive.

Any forward-looking statement made in this press release speaks only as of the date of this press release. WK Kellogg Co does not undertake to update any forward-looking statement as a result of new information or future events or developments, except as required by law.

[WK Kellogg Co Financial News]

WK KELLOGG CO
CONSOLIDATED STATEMENT OF INCOME (Unaudited)
(millions, except per share data)

	Quarter ended		Year-to-date period ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales	$672	$700	$1,379	$1,420
Cost of goods sold	476	509	980	1,048
Selling, general and administrative expense	149	163	306	318
Operating profit	47	28	93	54
Interest expense	8	—	16	—
Other income (expense), net	4	7	10	15
Income before income taxes	43	35	87	69
Income taxes	12	8	23	16
Net income	$31	$27	$64	$53

Per share amounts (a):
Basic earnings	$0.37	$0.32	$0.75	$0.62
Diluted earnings	$0.36	$0.32	$0.73	$0.62
Average shares outstanding:
Basic	86	86	86	86
Diluted	88	86	87	86
Actual shares outstanding at period end	86	86	86	86

(a)On October 2, 2023, Kellanova, the former parent company of WK Kellogg Co, distributed 85,631,304 shares of WK Kellogg Co common stock to Kellanova's shareholders in connection with its spin-off of WK Kellogg Co. Basic and diluted earnings per share and the average number of shares outstanding were retrospectively recast for the number of WK Kellogg Co shares outstanding immediately following the spin-off for the quarter and year to date period ended July 1, 2023.

WK KELLOGG CO
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(millions)

	Year-to-date period ended
	June 29, 2024	July 1, 2023
Operating activities
Net income	$64	$53
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	39	32
Pension and postretirement benefit plan expense (benefit)	(18)	(13)
Deferred income taxes	1	—
Stock compensation	6	2
Other	5	(1)
Pension plan contributions	(10)	(1)
Changes in operating assets and liabilities:
Trade receivables	36	(9)
Inventories	(17)	101
Accounts payable	(4)	(21)
Income taxes payable	3	—
Accrued advertising and promotion	(32)	8
Accrued salaries and wages	(22)	2
All other current assets and liabilities	(14)	(13)
Net cash provided by (used in) operating activities	$37	$140
Investing activities
Additions to properties	(47)	(60)
Property damage recoveries from insurance proceeds	—	4
Net cash provided by (used in) investing activities	$(47)	$(56)
Financing activities
Repayment of borrowings under the Credit Agreement	(6)	—
Issuances (repayments) of notes payable, with maturities less than 90 days	(3)	—
Net issuances of common stock	2	—
Dividends paid	(27)	—
Net transfers (to) from Kellanova	—	(82)
Other	1	—
Net cash provided by (used in) financing activities	$(33)	$(82)
Effect of exchange rate changes on cash and cash equivalents	(2)	—
Increase (decrease) in cash and cash equivalents	(45)	2
Cash and cash equivalents at beginning of period	89	—
Cash and cash equivalents at end of period	$44	$2

WK Kellogg Co Free Cash Flow:
Net cash provided by (used in) operating activities	$37	$140
Additions to properties	$(47)	$(60)
Free cash flow (a)	$(10)	$80
(a) Free cash flow is defined as net cash provided by operating activities less capital expenditures. We use this non-GAAP financial measure to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities and share repurchase.

WK KELLOGG CO
CONSOLIDATED BALANCE SHEET (Unaudited)
(millions, except per share data)

	June 29, 2024	December 30, 2023
Current assets
Cash and cash equivalents	$44	$89
Accounts receivable, net	217	244
Inventories	360	345
Other current assets	21	28
Total current assets	642	$706
Property, net	748	739
Goodwill	53	53
Other intangibles	57	57
Postretirement plan assets	300	283
Other assets	97	51
Total assets	$1,897	$1,889
Current liabilities
Notes payable	1	4
Current maturities of long-term debt	12	8
Accounts payable	538	541
Accrued advertising and promotion	89	121
Accrued salaries and wages	35	57
Other current liabilities	103	105
Total current liabilities	778	$836
Long-term debt	478	487
Deferred income taxes	106	106
Pension liability	126	135
Other liabilities	73	25
Equity
Common stock, $0.0001 par value	—	—
Capital in excess of par value	335	327
Retained earnings	37	1
Accumulated other comprehensive income (loss)	(36)	(28)
Total equity	336	300
Total liabilities and equity	$1,897	$1,889

WK KELLOGG CO
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Adjusted Net Sales to Standalone Adjusted Net Sales

	Quarter ended		Year-to-date period ended
(millions)	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Reported net sales	$672	$700	$1,379	$1,420
Adjusted net sales	672	700	1,379	1,420
Impact of prior intercompany sales agreements	—	(9)	—	(17)
Standalone adjusted net sales	$672	$691	$1,379	$1,403

% change - 2024 vs. 2023:
Reported net sales growth	(3.9)%		(2.9)%
Adjusted net sales growth	(3.9)%		(2.9)%
Impact of prior intercompany sales agreements	1.2%		1.2%
Standalone adjusted net sales growth	(2.7)%		(1.7)%
Volume (tonnage) (a)	(4.8)%		(4.2)%
Pricing/mix (a)	2.1%		2.5%
(a) Volume and pricing/mix changes percentage excludes the impact of pre-spin-off prior intercompany sales agreements. Volume and price/mix changes for the fourth quarter 2023 and first quarter 2024 have been revised to exclude such impacts and are set forth in the appendix to the presentation slides accompanying the earnings conference call/webcast (available at http://investor.wkkellogg.com).
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

WK KELLOGG CO
Reconciliation of Non-GAAP Amounts - Reported Gross Profit to Adjusted Gross Profit to Standalone Adjusted Gross Profit

	Quarter ended		Year-to-date period ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Reported gross profit	$196	$191	$399	$372
Mark-to-market	2	5	2	10
Separation costs	4	15	6	17
Business and portfolio realignment	1	1	2	1
Adjusted gross profit	$202	$211	408	400
Impact of prior intercompany and sales and royalty agreements	—	3	—	5
Standalone adjusted gross profit	$202	$214	408	405
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

WK KELLOGG CO
Reconciliation of Non-GAAP Amounts - Reported Gross Margin to Adjusted Gross Margin to Standalone Adjusted Gross Margin

	Quarter ended		Year-to-date period ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Reported gross margin	29.1%	27.3%	28.9%	26.2%
Mark-to-market	0.3%	0.7%	0.1%	0.7%
Separation costs	0.5%	2.1%	0.5%	1.2%
Business and portfolio realignment	0.1%	0.1%	0.1%	—%
Adjusted gross margin	30.0%	30.2%	29.6%	28.1%
Impact of prior intercompany and sales and royalty agreements	—%	0.8%	—%	0.8%
Standalone adjusted gross margin	30.0%	31.0%	29.6%	28.9%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

WK KELLOGG CO
Reconciliation of Non-GAAP Amounts - Reported Net Income to Adjusted EBITDA to Standalone Adjusted EBITDA

	Quarter ended		Year-to-date period ended
(millions)	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Reported net income (loss)	$31	$27	$64	$53
Interest expense	8	—	16	—
Income tax expense (benefit)	12	8	23	16
Depreciation and amortization expense	19	15	39	32
EBITDA	$70	$50	$142	$101
(Gain) loss on mark-to-market on foreign exchange and commodity hedges	2	5	2	10
Other (income) expense	(4)	(7)	(10)	(15)
Separation costs	8	40	16	61
Business and portfolio realignment costs	2	1	3	—
Adjusted EBITDA	$78	$89	$153	$157
Historical intercompany sales and royalty agreements	—	3	—	5
Estimated standalone costs	—	(4)	—	(11)
Standalone Adjusted EBITDA	$78	$88	$153	$151
Reported Net Income Margin	4.7%	3.9%	4.6%	3.7%
Adjusted EBITDA Margin	11.6%	12.7%	11.1%	11.1%
Standalone Adjusted EBITDA Margin	11.6%	12.7%	11.1%	10.8%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

WK KELLOGG CO
Reconciliation of Non-GAAP Amounts - Net Debt

(millions, unaudited)	June 29, 2024	December 30, 2023
Notes payable	$1	$4
Current maturities of long-term debt	12	8
Long-term debt	478	487
Total debt liabilities	491	499
Less:
Cash and cash equivalents	(44)	(89)
Net debt	$447	$410
For more information on the reconciling items in the table above, please refer to the Non-GAAP financial measures section.

Significant items impacting comparability

Mark-to-market on foreign exchange and commodity hedges
The Company recognizes mark-to-market adjustments for commodity contracts and certain foreign currency contracts as incurred. Changes between contract and market prices for commodity contracts and certain foreign currency contracts result in gains/losses that are recognized in the quarter they occur. The Company recorded pre-tax mark-to-market loss of $2 million and $2 million for the quarter ended and year-to-date period ended June 29, 2024. Additionally, the Company recorded a pre-tax mark-to-market loss of $5 million and $10 million for the quarter and year-to-date period ended July 1, 2023, respectively.

Separation costs
The Company incurred pre-tax charges related to the Spin-Off, primarily related to TSA transition costs and spin-related employee costs of $8 million and $16 million for the quarter and year-to-date period ended June 29, 2024, respectively. The Company recorded separation costs, primarily related to legal and consulting costs, of $40 million and $61 million for the quarter and year-to-date period ended July 1, 2023, respectively.

Business and portfolio realignment
The Company incurred non-recurring costs related to a reconfiguration of its supply chain network designed to drive increased productivity, resulting in pre-tax costs of $2 million and $3 million for the quarter and year-to-date period ended June 29, 2024, respectively. The Company incurred pre-tax costs of $1 million and $0 million for the quarter and year-to-date period ended July 1, 2023, respectively.

Other income (expense), net
The Company excludes the impact of all non-operating items from its Adjusted EBITDA calculation, which primarily includes pension related income (expense), net, and financing fees. As a result, other income of $4 million and $10 million was excluded for the quarter and year-to-date period ended June 29, 2024, respectively. Other income of $7 million and $15 million was excluded for the quarter and year-to-date period ended July 1, 2023, respectively.

Historical intercompany sales and royalty agreements
The Company recognizes certain pre-existing intercompany royalty and sales arrangements with Kellanova that ceased to exist upon spin-off. The respective net sales impacts of these agreements were $9 million and $17 million for the quarter and year-to-date period ended July 1, 2023, respectively. The respective cost of goods sold impacts of these agreements were $3 million and $5 million for the quarter and year-to-date period ended July 1, 2023, respectively.

Estimated standalone costs
The Company estimated expense of incremental and recurring costs required to operate as a separate public company, shown net of estimated related incremental depreciation costs. Estimated standalone costs for the quarter and year-to-date period ended July 1, 2023 was $4 million and $11 million, respectively.